                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-36708
PROSPECTUS SUPPLEMENT

                                  $150,000,000

                            PROTEIN DESIGN LABS, INC.
           5.50% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 15, 2007
       993,377 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF THE NOTES

--------------------------------------------------------------------------------

         This prospectus supplement ("Prospectus Supplement") supplements the Prospectus dated June 7, 2000 (the "Prospectus") of Protein Design Labs, Inc., a Delaware corporation (the "Company"), as amended by prospectus supplements dated September 15, 2000 and January 3, 2001, and relates to the Company's 5.50% Convertible Subordinated Notes due February 15, 2007, held by certain security holders who may offer for sale the notes and shares of the Company's common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. The Company will not receive any proceeds from this offering. This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

             The date of this Prospectus Supplement is July 3, 2001.

                            SELLING SECURITY HOLDERS

         The Selling Security Holders table is hereby amended (as amended, the "Amended Table") to reflect changes in the selling security holders and in the selling security holders' principal amounts of notes. The Amended Table sets forth, as of the date of this Prospectus Supplement, information with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. Such information has been obtained from the selling security holders. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling security holders upon termination of any such sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

                                                         Principal Amount of               Number of Shares of
                                                                 Notes                        Common Stock
                                                         -------------------   ---------------------------------------
                                                             Beneficially
                                                               Owned and
                                                                Offered        Beneficially    Offered    Owned After
        Selling Security Holder(1)                             Hereby(1)       Owned(1)(2)     Hereby     the Offering
        --------------------------                       -------------------   ------------    -------    ------------
Allstate Insurance Company                                   $    500,000         11,911        3,311        8,600

Aloha Airlines Non-Pilots Pension Trust                      $     75,000            496          496           --

Aloha Airlines Pilots Retirement Trust                       $     45,000            298          298           --

Alta Partners Holdings, LDC                                  $  2,500,000         16,556       16,556           --

Argent Classic Convertible Arbitrage Fund                    $  7,000,000         46,357       46,357           --
(Bermuda) L.P.

Associated Electric & Gas Insurance Services                 $    370,000          2,450        2,450           --
Limited

Baird, Patrick & Co., Inc.                                   $  2,520,000         16,688       16,688           --

BNP Arbitrage SNC                                            $ 10,000,000         66,225       66,225           --

BNP Cooper Neff Convertible Strategies Fund, L.P.            $    688,000          4,556        4,556           --

BT Opportunity                                               $  1,000,000          6,622        6,622           --

BTS Strategy                                                 $  1,000,000          6,622        6,622           --

C&H Sugar Company, Inc.                                      $    120,000            794          794           --

CIBC World Markets                                           $ 17,293,000        114,523      114,523           --

Coastal Convertibles Ltd.                                    $    400,000          2,649        2,649           --

Deephaven Domestic Convertible Trading Ltd.                  $  6,500,000         43,046       43,046           --

Deutsche Bank Securities, Inc.                               $ 30,740,000        203,576      203,576           --

Fidelity Financial Trust: Fidelity Convertible               $  3,640,000         24,105       24,105           --
Securities Fund

First Republic Bank                                          $    100,000            662          662           --

Grace Brothers, Ltd.                                         $  2,000,000         13,245       13,245           --

Hawaiian Airlines Employees Pension Plan-IAM                 $     65,000            430          430           --

Hawaiian Airlines Pension Plan for Salaried                  $     15,000             99           99           --
Employees

Hawaiian Airlines Pilots Retirement Plan                     $    100,000            662          662           --

Helix Convertible Opportunities Fund Ltd.                    $  1,445,000          9,569        9,569           --

Helix Convertible Opportunities, L.P.                        $  2,560,000         16,953       16,953           --

Highbridge International LLC                                 $ 11,000,000         72,847       72,847           --

Janus Capital Corporation                                    $      6,000             39           39           --

Jefferies & Co.                                              $    210,000          1,390        1,390           --

J.P. Morgan Securities, Inc.                                 $  1,370,000          9,072        9,072           --

KBC Financial Products USA                                   $  6,000,000         39,735       39,735           --

Lehman Brothers                                              $      5,000             33           33           --

Lincoln National Convertible Securities Fund                 $  3,000,000         19,867       19,867           --

                                                         Principal Amount of               Number of Shares of
                                                                 Notes                        Common Stock
                                                         -------------------   ---------------------------------------
                                                             Beneficially
                                                               Owned and
                                                                Offered        Beneficially    Offered    Owned After
        Selling Security Holder(1)                             Hereby(1)       Owned(1)(2)     Hereby     the Offering
        --------------------------                       -------------------   ------------    -------    ------------
Lord Abbett Bond Debenture Fund                              $  3,000,000         19,867       19,867           --

McMahon Securities                                           $     58,000            384          384           --

Museum of Fine Arts, Boston                                  $     26,000            172          172           --

New Hampshire Retirement System                              $    155,000          1,026        1,026           --

Onex Industrial Partners Limited                             $  1,000,000          6,622        6,622           --

Onyx Capital Management                                      $  5,090,000         33,708       33,708           --

Parker-Hannifin Corporation                                  $     45,000            298          298           --

Pebble Capital Inc.                                          $    500,000          3,311        3,311           --

ProMutual                                                    $     96,000            635          635           --

Putnam Asset Allocation Funds - Balanced Portfolio           $    170,000          1,125        1,125           --

Putnam Asset Allocation Funds - Conservative                 $    112,000            741          741           --
Portfolio

Putnam Balanced Retirement Fund                              $     52,000            344          344           --

Putnam Convertible Income - Growth Trust                     $    455,000          3,013        3,013           --

Putnam Convertible Opportunities and Income Trust            $     69,000            456          456           --

Queen's Health Plan                                          $     25,000            165          165           --

Rhone-Poulenc Rohrer Pension Plan                            $     33,000            218          218           --

Riga  8 Cie                                                  $    595,000          3,940        3,940           --

R2 Investments, LDC                                          $ 21,000,000        139,072      139,072           --

Silver Creek Limited                                         $  1,000,000          6,622        6,622           --

State of Oregon/SAIF Corporation                             $  3,550,000         23,509       23,509           --

The Common Fund FAO Absolute Returns Fund                    $    495,000          3,278        3,278           --

Tucker Anthony Inc.                                          $     42,000            278          278           --

University of Rochester                                      $     25,000            165          165           --

UBS Warburg LLC                                              $    140,000            927          927           --
                                                             ------------      ---------      -------        -----

      Total:                                                 $150,000,000      1,001,953      993,353        8,600
                                                             ============      =========      =======        =====

-----------------
(1) Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2) Assumes a conversion price of $151.00 per share, and a cash payment in lieu of any fractional share interest.